Exhibit 10.2

Director Compensation As Adjusted Effective March 8, 2006

        Directors who are not also employees of the Company (“Nonemployee Directors”) receive a retainer of $25,000 per year payable in a lump sum following each annual meeting of shareholders. No meeting fees are payable to the Nonemployee Directors except as follows:

•	For each special meeting of the Board of Directors or of the Board’s standing Audit, Compensation or Nominating Committee which a Nonemployee Director attends in person other than the regular quarterly meetings of the Board of Directors or of its standing committees, a fee of $1,000 per meeting; and

•	For each meeting of the Board of Directors or of the Board’s standing Audit, Compensation or Nominating Committee which a Nonemployee Director attends telephonically other than as a part of the regular quarterly meetings of the Board of Directors or of its standing committees, a fee of $500 per meeting.

        Nonemployee Directors are reimbursed upon request for reasonable expenses incurred in attending Board of Director or committee meetings.

        At each regular annual meeting of shareholders, the Company grants to each Nonemployee Director a non-qualified stock option covering 5,000 shares of common stock (except that such stock option covers 25,000 shares of common stock for Nonemployee Directors upon their initial election as a director of the Company). In recognition of added responsibilities for chairing the Board’s Audit, Compensation and Nominating Committees, the Company grants each such chair a non-qualified stock option covering 10,000 shares of common stock at each regular annual meeting of shareholders. Each of these stock options has an exercise price equal to the fair market value of the Company’s common stock on the date of grant. These option grants may be exercised only by the optionee until the earlier of five years after the date of grant or one year after ceasing to be a director of the Company.

        Nonemployee Directors may elect to enroll themselves and their eligible dependents in the Company’s group health insurance plan provided that the enrolled director pays the premium cost incurred by the Company to maintain such insurance benefits. Mr. McGrevin is the only Nonemployee Director who has elected to enroll in such benefit.

        The Company’s Articles of Incorporation adopt the provisions of the Georgia Business Corporation Code (the “Corporation Code”) providing that no member of the Company’s Board of Directors shall be personally liable to the Company or its shareholders for monetary damages for any breach of his duty of care or any other duty he may have as a director, except liability for any appropriation, in violation of the director’s duties, of any business opportunity of the Company, for any acts or omissions that involve intentional misconduct or a knowing violation of law, for liability under the Corporation Code for unlawful distributions to shareholders, and for any transaction from which the director receives an improper personal benefit.

        The Company’s Bylaws provide that each officer and director shall be indemnified for all losses and expenses (including attorneys’ fees and costs of investigation) arising from any action or other legal proceeding, whether civil, criminal, administrative or investigative, including any action by and in the right of the Company, because he is or was a director, officer, employee or agent of the Company or, at the Company’s request, of any other organization. In the case of action by or in the right of the Company, such indemnification is subject to the same exceptions, described in the preceding paragraph, that apply to the limitation of a director’s monetary liability to the Company. The Bylaws also provide for the advancement of expenses with respect to any such action. The Bylaws permit the Company to enter into agreements providing to each officer or director indemnification rights substantially similar to those set forth in the Bylaws, and such agreements have been entered into between the Company and each of the members of its Board of Directors and certain of its executive officers.